Exhibit 99.1

Contact:
Lee Bendekgey	Danielle Bertrand
SVP and Chief Financial Officer	WeissComm Partners
Nuvelo	415-946-1056
650-517-8358	dbertrand@wcpglobal.com
lbendekgey@nuvelo.com

NUVELO REPORTS THIRD QUARTER 2008 FINANCIAL RESULTS

SAN CARLOS, Calif., October 30, 2008 — Nuvelo, Inc. (Nasdaq: NUVO) today announced third quarter 2008 financial results and accomplishments.

For the third quarter ended September 30, 2008, Nuvelo reported a net loss of $8.5 million or $0.16 per share, compared with net loss of $14.4 million or $0.27 per share for the same period in 2007. For the nine months ended September 30, 2008, Nuvelo reported a net loss of $27.2 million or $0.51 per share, compared with net loss of $0.7 million or $0.01 per share for the same period in 2007. Net cash used in operating activities was $10.8 million for the third quarter of 2008 and $38.2 million for the first nine months of 2008. As of September 30, 2008, Nuvelo had $65.1 million in cash and cash equivalents, marketable securities and restricted cash.

Revenues for both the third quarter of 2008 and 2007 were $0.1 million. Revenues for the nine months ended September 30, 2008 were $15.2 million, compared with revenues of $46.8 million for the same period in 2007. $15.0 million of the revenues for the nine months ended September 30, 2008 was a result of the recognition of the termination payment received from Bayer in June 2007. This payment had been recorded as deferred revenue and was recognized as revenue in May 2008. $45.8 million of the revenues recorded in the nine months ended September 30, 2007 was a result of the termination of Nuvelo’s collaboration agreement with Bayer in June 2007. Nuvelo had originally recorded the $50.0 million up-front license fee that it received from Bayer in January 2006 as deferred revenue.

Total operating expenses for the third quarter of 2008 were $9.1 million, compared with $16.0 million for the same period in 2007. Total operating expenses for the nine months ended September 30, 2008 were $44.5 million, compared with $52.6 million for the same period in 2007.

Research and development expenses were $5.4 million for the third quarter of 2008, compared with $9.5 million for the same period in 2007. The decrease in research and development expenses in 2008 was primarily attributable to a decrease in personnel-related expenses as a result of a reduction in headcount and decreased expenditures in temporary and consulting services.

General and administrative expenses were $3.7 million for the third quarter of 2008, compared with $4.2 million for the third quarter of 2007. The decrease in general and administrative expenses in 2008 was primarily attributable to a decrease in personnel-related expenses.

Interest income was $0.5 million for the third quarter of 2008, compared with $1.6 million for the same period in 2007.

Recent Corporate Accomplishments

•

Entered into a definitive merger agreement with ARCA biopharma, Inc., expected to create a late-stage cardiovascular focused biotechnology company with a near-term commercial opportunity, Gencaro (bucindolol hydrochloride), as well as a mid-stage pipeline asset, novel short-acting anticoagulant NU172, to drive long-term growth;

•	Completed and announced positive top-line data from the Phase 1b bolus plus infusion trial with NU172; and

•	Initiated a Phase 1 single ascending dose (SAD) trial with NU206 in healthy volunteers.

“We believe that the proposed merger with ARCA brings both immediate and longer-term value to our stockholders, and enables us to become a late-stage company with a near-term commercialization opportunity and a promising cardiovascular pipeline,” said Dr. Ted W. Love, chairman and chief executive officer of Nuvelo. “During the remainder of the year, we will remain focused on closing the transaction with ARCA while continuing to drive our clinical programs forward.”

2008 Guidance and Key Milestones

Nuvelo is reiterating its prior guidance for 2008 net cash used in operating activities to be in the range of $43.0 to $48.0 million, and 2008 total operating expenses to be in the range of $52.0 to $57.0 million.

Nuvelo anticipates accomplishing the following near-term milestones:

•	Closing of the merger transaction with ARCA by the end of 2008 or early 2009;

•	Initiation of a Phase 2 trial with NU172 in CABG procedures in the fourth quarter of 2008 or first quarter of 2009;

•	Trial completion and top-line data from the Phase 1 SAD trial with NU206 in healthy volunteers in 2008; and

•	Initiation of a Phase 1b multiple ascending dose (MAD) trial with NU206 in healthy volunteers in the fourth quarter of 2008 or first quarter of 2009.

About Nuvelo

Nuvelo, Inc. is dedicated to improving the lives of patients through the discovery, development and commercialization of novel drugs for acute cardiovascular disease, cancer and other debilitating medical conditions. Nuvelo’s development pipeline includes NU172, a direct thrombin inhibitor which has completed Phase 1 development for use as a potential short-acting anticoagulant during medical or surgical procedures; and NU206, a Wnt pathway modulator in Phase 1 development for the potential treatment of chemotherapy/radiation therapy-induced mucositis and inflammatory bowel disease. In addition, Nuvelo is pursuing research programs in leukemia and lymphoma therapeutic antibodies and Wnt signaling pathway therapeutics to further expand its pipeline and create additional partnering and licensing opportunities.

Information about Nuvelo is available at our website at http://www.nuvelo.com or by phoning 650-517-8000.

This press release contains “forward-looking statements,” which include statements regarding, without limitation, the anticipated benefits of the merger with ARCA biopharma, Inc., or ARCA, timing, progress and anticipated completion of the combined company’s clinical stage and research programs, including possible regulatory approval, the potential benefits that patients may experience from the use of the combined company’s clinical stage compounds, and the cash position of the combined company which statements are hereby identified as “forward-looking statements” for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. Such statements are based on our management’s current expectations and involve risks and uncertainties. Actual results and performance could differ materially from those projected in the forward-looking statements as a result of many factors, including, without limitation, failure of Nuvelo’s or ARCA’s stockholders to approve the merger, the ability to complete the transaction contemplated by this communication in a timely fashion, the risk that Nuvelo’s and ARCA’s business operations will not be integrated successfully, the combined company’s inability to further identify, develop and achieve commercial success for products and technologies, the risk that the combined company’s financial resources will be insufficient to meet the combined company’s business objectives, uncertainties relating to drug discovery and the regulatory approval process, clinical development processes, enrollment rates for patients in our clinical trials, changes in relationships with strategic partners and dependence upon strategic partners for the performance of critical activities under collaborative agreements, and the impact of competitive products and technological changes. These and other factors are identified and described in more detail in Nuvelo’s filings with the SEC, including without limitation Nuvelo’s quarterly report on Form 10-Q for the quarter ended June 30, 2008 and subsequent filings. We disclaim any intent or obligation to update these forward-looking statements.

Additional Information and Where to Find It

Nuvelo has filed a registration statement on Form S-4, and a related proxy statement/prospectus/consent solicitation, in connection with the proposed merger. Investors and security holders are urged to read the registration statement on Form S-4 and the related proxy statement/prospectus/consent solicitation. Investors and security holders may obtain free copies of these documents and other documents filed with the SEC at the SEC’s website at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by contacting Nuvelo Investor Relations at the email address: ir@nuvelo.com or by phone at 650-517-8000.

In addition to the registration statement and related proxy statement/prospectus/consent solicitation, Nuvelo files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information filed by Nuvelo, Inc. at the SEC public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Nuvelo, Inc.’s filings with the SEC are also available to the public from commercial document-retrieval services and at SEC’s website at www.sec.gov, and from Investor Relations at Nuvelo as described above.

This communication shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Nuvelo, ARCA and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of Nuvelo in connection with the merger transaction. Information regarding the special interests of these directors and executive officers in the merger transaction is included in the proxy statement/prospectus/consent solicitation described above. Additional information regarding the directors and executive officers of Nuvelo is also included in Nuvelo’s proxy statement for its 2008 Annual Meeting of Stockholders which was filed with the SEC on April 23, 2008 and its Annual Report on Form 10-K for the year ended December 31, 2007, which was filed with the SEC on March 12, 2008. These documents are available as described above.

NUVELO, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Contract revenues	$63	$63	$15,188	$46,798

Operating expenses:
Research and development	5,407	9,494	24,555	33,452
General and administrative	3,698	4,204	11,359	16,843
Restructuring	—	2,336	2,470	2,336
Facility exit charge	—	—	1,472	—
Impairment of goodwill	—	—	4,671	—

Total operating expenses	9,105	16,034	44,527	52,631

Operating loss	(9,042)	(15,971)	(29,339)	(5,833)
Interest income, net	524	1,613	2,182	5,168

Net loss	$(8,518)	$(14,358)	$(27,157)	$(665)

Basic and diluted net loss per share	$(0.16)	$(0.27)	$(0.51)	$(0.01)
Weighted average shares used in computing basic and diluted net loss per share	53,616	53,361	53,536	53,310

CONSOLIDATED BALANCE SHEET DATA

(in thousands)

(unaudited)

	September 30, 2008	December 31, 2007*
Cash and cash equivalents, marketable securities and restricted cash	$65,132	$103,567
Working capital	46,572	81,799
Total assets	75,399	120,683
Non-current liabilities	16,339	34,837
Accumulated deficit	(497,670)	(470,513)
Total stockholders’ equity	44,715	67,659

*	The consolidated balance sheet data as of December 31, 2007 have been derived from the audited financial statements.